Exhibit 99

CONTACT:  REGIS CORPORATION:

Mark Fosland — SVP, Finance and Investor Relations

952- 806-1707

For Immediate Release

REGIS ANNOUNCES THAT JEFFREY SMITH WILL NOT STAND FOR RE-ELECTION TO THE
REGIS BOARD OF DIRECTORS

MINNEAPOLIS, September 9, 2013 — Regis Corporation (NYSE: RGS), a leader in the hair care industry, whose primary business is owning, operating and franchising hair salons, today announced that Mr. Jeffrey Smith will not stand for re-election to Regis’ Board of Directors at the end of his term, which expires at the 2013 annual meeting of shareholders scheduled for October 22, 2013.

“From the day I joined Regis’ Board of Directors in October of 2011, I have been really pleased with the attitude, collaboration, expertise, and work ethic of the board as a whole and each board member individually.  The Regis board is an outstanding board, which will be further strengthened with even more operational experience from David Grissen and Mark Light, who are standing as nominees for election to the board,” commented Mr. Smith. “Over the last two years, I am proud of what we have accomplished.  The Company has vastly improved its corporate governance, executive compensation, and management.  We have hired terrific and talented people, including a new chief executive officer, chief financial officer, and other members of senior management.  We have sold some of our non-core assets, streamlined our operations, and implemented transformational changes to the management of our business so that we can manage our salons like owners.   I am confident that the management team and the Board of Directors will execute on the strategic path that has been set toward sustained revenue and profitability growth.”

“On behalf of our management team and Board of Directors, I want to thank Jeff for his valuable service and contributions to Regis and its shareholders,” stated Daniel J. Hanrahan, President and Chief Executive Officer of Regis.  “He has been an integral part of our turnaround efforts and has helped the Company lay the foundation for us to become a best in class operator.”

Stephen E. Watson, Chairman of the Board of Directors, added “The Board of Directors has really appreciated Jeff’s constructive involvement. From the first board meeting, Jeff has focused on working collaboratively with the board to do what was right and what was in the best interest of the Company.  He has been a tremendously valuable contributor to the Company and has provided a healthy focus on the best interests of the Company and its shareholders for the long-term. While we will miss his involvement going forward, we understand what he has done for Regis and that he needs to spend his time helping to transform other companies.  We thank him for his service and wish him well in his future endeavors.”

Mr. Smith’s decision brings the number of directors standing for election at the 2013 annual meeting of shareholders to eight.

About Regis Corporation

Regis Corporation (NYSE:RGS) is a leader in beauty salons and cosmetology education. As of June 30, 2013, the Company owned, franchised or held ownership interests in 9,763 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and Cool Cuts 4 Kids. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

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